    As filed with the Securities and Exchange Commission on January 30, 1998
                             Registration No. 333-44003
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 Amendment No. 1
                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               SUMMIT DESIGN, INC.
              (Exact name of registrant as specified in its charter)

       DELAWARE                                        93-1137888
(State of incorporation)                  (I.R.S. Employer Identification No.)

                              9305 S.W. GEMINI DRIVE
                             BEAVERTON, OREGON  97008
                                (503) 643-9281
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                LARRY J. GERHARD
                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               SUMMIT DESIGN, INC.
                             9305 S.W. GEMINI DRIVE
                             BEAVERTON, OREGON  97008
                                 (503) 643-9281

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:
                            ALAN K. AUSTIN, ESQ.
                          STEVEN V. BERNARD, ESQ.
                          SUSAN L. STAPLETON, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                             650 PAGE MILL ROAD
                         PALO ALTO, CALIFORNIA 94304
                                (650) 493-9300

       Approximate date of commencement of proposed sale to the public:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF        AMOUNT TO BE      PROPOSED MAXIMUM               PROPOSED MAXIMUM          AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED   OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share....            529,603               $9.92                      $5,253,662                $1,550
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------



(1) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee. The $9.92 is a weighted average price of (1) the high-low average price of $9.95 on January 5, 1998 for 447,856 shares and (2) the high-low average price of $9.78 on January 27, 1998 for 81,747 shares as reported on the Nasdaq National Market.

(2) Includes $235 for this Amendment No. 1 and $1,315 previously paid.


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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

PROSPECTUS
(Subject to completion, dated January 30, 1998)



                                 529,603 SHARES


                               SUMMIT DESIGN, INC.

                                  COMMON STOCK

                          ---------------------------

   This Prospectus relates to the public offering, which is not being underwritten, of up to 529,603 shares of Common Stock, par value $0.01 per share (the "Shares"), of Summit Design, Inc. ("Summit" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company in connection with the Company's acquisition by statutory merger of TriQuest Design Automation, Inc. ("TriQuest"), by and through the merger of a wholly-owned subsidiary of Summit ("Sub") with and into TriQuest (the "Merger"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof. The Shares are being registered by the Company pursuant to the Agreement and Plan of Reorganization (the "Reorganization Agreement") by and among Summit, Sub and TriQuest.


   The Shares may be offered by the Selling Stockholders from time to time in transactions on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. To the extent required, the specific shares of Common Stock to be sold, the public offering price, the names of any agent, dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."


   The Company's Common Stock is listed on the Nasdaq National Market under the symbol "SMMT." On January 29, 1998, the closing price of the Company's Common Stock on the Nasdaq National Market was $13.75 per share.


                          ---------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD
                    BE CONSIDERED BY PROSPECTIVE INVESTORS.

                          ---------------------------

   The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

                          ---------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

               THE DATE OF THIS PROSPECTUS IS               , 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-20923) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;
          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;
          (3) The Company's Current Reports on Form 8-K, as amended, filed on March 14, 1997, July 28 1997, and September 24, 1997;
          (4) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on October 9, 1996; and

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Summit Design, Inc., 9305 S.W. Gemini Drive, Beaverton, Oregon 97008, Attention: Investor Relations. The Company's telephone number at that location is (503) 643-9281.

                                  THE COMPANY

     Summit is a leading provider of graphical design entry and verification software tools and design to test software tools. The Company's products assist integrated circuit ("IC" or "chip") system, design and test engineers in meeting the market demands for rapid time to market, increased product functionality and lower product cost. The Company's graphical Systems Level Design Automation ("SLDA") products enable IC system and design engineers to create and verify IC designs using familiar graphical paradigms such as block diagrams, state machines, flow charts or truth tables rather than the less intuitive textual hardware description language ("HDL") code required by synthesis and simulation tools. The Company's SLDA products automatically generate optimized HDL descriptions from graphical designs, eliminating time consuming and error prone manual entry of HDL code. The Company was incorporated in the State of Delaware on December 29, 1993. The Company's principal executive offices are located at 9305 S.W. Gemini Drive, Beaverton, Oregon 97008, and its telephone number at that location is (503) 643-9281.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated herein by reference contain forward-looking statements that are based on current expectations, estimates and projections about the Company's industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," and "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include, in addition to those set forth herein under "Risk Factors," those noted in the documents incorporated herein by reference. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     THE SHARES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY:

POTENTIAL OPERATING LOSSES; FLUCTUATIONS IN QUARTERLY RESULTS

     While the Company has generated net income in prior quarters, there can be no assurance that the Company will be profitable in the future. In addition, the Company has experienced significant quarterly fluctuations in operating results and cash flows and it is likely that these fluctuations will continue in future periods. These fluctuations have been, and may in the future be, caused by a number of factors, including the rate of acceptance of new products, corporate acquisitions and consolidations, product, customer and channel mix, the size and timing of orders, lengthy sales cycles, the timing of new product announcements and introductions by the Company and its competitors, seasonal factors, rescheduling or cancellation of customer orders, the Company's ability to continue to develop and introduce new products and product enhancements on a timely basis, the level of competition, purchasing and payment patterns, pricing policies of the Company and its competitors, product quality issues, currency fluctuations and general economic conditions.

     The Company has generally recognized a substantial portion of its revenue in the last month of each quarter, with this revenue concentrated in the latter part of the month. Any significant deferral of purchases of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations in any particular quarter, and to the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company's revenue is difficult to forecast for several reasons. The market for certain of the Company's software products is evolving. The Company's sales cycle is typically six to nine months and varies substantially from customer to customer. The Company operates with little product backlog because its products are typically shipped shortly after orders are received. In addition, a significant portion of the Company's sales are made through indirect channels and can be harder to predict. The Company establishes its expenditure levels for product development, sales and marketing and other operating activities based primarily on its expectations as to future revenue. As a result, if revenue in any quarter falls below expectations, expenditure levels could be disproportionately high as a percentage of revenue, and the Company's operating results for that quarter would be adversely affected. Based upon the factors described above, the Company believes that its quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of the Company's future performance. Moreover, although the Company's revenue has increased in recent periods, there can be no assurance that the Company's revenue will grow in future periods or that the Company will remain profitable on a quarterly or annual basis. Due to the foregoing or other factors, it is likely that the Company's results of operations may be below investors' and market analysts' expectations in some future quarters, which could have a severe adverse effect on the market price of the Company's Common Stock.

PRODUCT CONCENTRATION; UNCERTAINTY OF MARKET ACCEPTANCE OF SLDA

     Prior to July 1997, the Company's revenue was predominantly derived from two product lines, Visual HDL, which includes Visual HDL for VHDL and Visual HDL for Verilog, and Design to Test products, Test Development Series ("TDS"). Effective July 1, 1997, as a result of a sale of assets to Credence Systems Corporation, TDS products ceased to be a source of revenue. With the acquisition of TriQuest in February 1997 and Simulation Technologies Corp. ("SimTech") in September 1997, the Company also derives revenue from verification products which include hardware-software co-verification, code coverage, and HDL debugging products as well as analysis, verification and register-transfer level ("RTL") optimization tools.

     The Company believes that SLDA products will continue to account for substantially all of its revenue in the future. As a result, factors adversely affecting sales of these products, including increased competition, inability to successfully introduce enhanced or improved versions of these products, product quality issues and technological change, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's future success depends primarily upon the market acceptance of its existing and future SLDA products. The Company commercially shipped its first SLDA product, Visual HDL for VHDL, in the first quarter of 1994. For the three months and the nine months ended September 30, 1997 and for the years ended December 31, 1996, 1995 and 1994, respectively, revenue from SLDA products and related maintenance contracts represented 100%, 83.6%, 60.9%, 43.6% and 34.8%, respectively, of the Company's total revenue. The Company's SLDA products incorporate certain unique design methodologies and thus represent a departure from industry standards for design creation and verification. The Company believes that broad market acceptance of its SLDA products will depend on several factors, including the ability to significantly enhance design productivity, ease of use, interoperability with existing electronic design automation ("EDA") tools, price and the customer's assessment of the Company's financial resources and its technical, managerial, service and support expertise. The Company also depends on its distributors to assist the Company in gaining market acceptance of its products. There can be no assurance that sufficient priority will be given by the Company's distributors to marketing the Company's products or whether such distributors will continue to offer the Company's products. There can be no assurance that the Company's SLDA products will achieve broad market acceptance. A decline in the demand for, or the failure to achieve broad market acceptance of, the Company's SLDA products will have a material adverse effect on the Company's business, financial condition and results of operations.

     Although demand for SLDA products has increased in recent years, the market for SLDA products is still emerging and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will continue to purchase the Company's SLDA products. If the market for SLDA products fails to grow or grows more slowly than the Company currently anticipates, the Company's business, financial condition and results of operations would be materially adversely affected.

     Traditionally, EDA customers have been risk averse in accepting new design methodologies. Because many of Summit's tools embody new design methodologies, this risk aversion on the part of potential customers presents an ongoing marketing and sales challenge to the Company and makes the introduction and acceptance of new products unpredictable. The Company's Visual Testbench product, introduced in the fourth quarter of 1995, provides a new methodology and requires a change in the traditional design flow for creating IC test programs. The Company anticipates a lengthy period of test marketing for the Visual Testbench product. Accordingly, the Company cannot predict the extent, if any, to which it will realize revenue from Visual Testbench in excess of the revenue expected to be received pursuant to an OEM agreement entered into in July 1997.

COMPETITION

     The EDA industry is highly competitive and the Company expects competition to increase as other EDA companies introduce SLDA products. In the SLDA market, the Company principally competes with Mentor Graphics and a number of smaller firms. Indirectly, the Company also competes with other firms that offer alternatives to SLDA and could potentially offer more directly competitive products in the future. Certain of these companies have significantly greater financial, technical and marketing resources and larger installed customer bases than the Company. Some of the Company's current and future competitors offer a more complete range of EDA products and may distribute products that directly compete with the Company's SLDA products by bundling such products with their core product line. In addition, the Company's products perform a variety of functions, certain of which are, and in the future may be, offered as separate products or discrete point solutions by the Company's existing and future competitors. For example, certain companies currently offer design entry products without simulators. There can be no assurance that such competition will not cause the Company to offer point solutions instead of, or in addition to, the Company's current software products. Such point solutions would be priced lower than the Company's current product offerings and could cause the Company's average selling prices to decrease, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company competes on the basis of certain factors including product capabilities, product performance, price, support of industry standards, ease of use, first to market and customer technical support and service. The Company believes that it competes favorably overall with respect to these factors. However, in particular cases, the Company's competitors may offer SLDA products with functionality which is sought by the Company's prospective customers and which differs from that offered by the Company. In addition, certain competitors may achieve a marketing advantage by establishing formal alliances with other EDA vendors. Further, the EDA industry in general has experienced significant consolidation in recent years, and the acquisition of one of the Company's competitors by a larger, more established EDA vendor could create a more significant competitor. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Company's current and future competitors will not be able to develop products comparable or superior to those developed by the Company or to adapt more quickly than the Company to new technologies, evolving industry trends or customer requirements. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON ELECTRONICS INDUSTRY MARKET

     Because the electronics industry is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and margin pressures, certain segments, including the computer, semiconductor, semiconductor test equipment and telecommunications industries, have experienced sudden and unexpected economic downturns.
During these periods, capital spending is commonly curtailed and the number of design projects often decreases. Because the Company's sales are dependent upon capital spending trends and new design projects, negative factors affecting the electronics industry could have a material adverse effect on the Company's business, financial condition and results of operations. A number of electronics companies, including customers of the Company, have recently experienced a slowdown in their businesses. The Company's future operating results may reflect substantial fluctuations from period to period as a consequence of such industry patterns, general economic conditions affecting the timing of orders from customers and other factors.

DEPENDENCE ON THIRD PARTIES FOR PRODUCT INTEROPERABILITY

     Because the Company's products must interoperate with EDA products of other companies, particularly simulation and synthesis products, the Company must have timely access to third party software to perform development and testing of its products. Although the Company has established relationships with a variety of EDA vendors to gain early access to new product information, these relationships may be terminated by either party with limited notice. In addition, such relationships are with companies that are current or potential future competitors of the Company, including Synopsys, Mentor Graphics and Cadence. If any of these relationships were terminated and the Company was unable to obtain, in a timely manner, information regarding modifications of third party products necessary for modifying its software products to interoperate with these third party products, the Company could experience a significant increase in development costs. The development process would also take longer, and product introductions would be delayed. The Company's business, financial condition and results of operations, consequently, could be materially adversely affected.

NEW PRODUCTS AND TECHNOLOGICAL CHANGE; EVOLVING INDUSTRY STANDARDS

     The EDA industry is characterized by extremely rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. In addition, customers in the EDA industry require software products that allow them to reduce time to market, differentiate their products, improve their engineering productivity and reduce their design errors. The Company's future success will depend upon its ability to enhance its current products and develop and introduce new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or emerging industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if such product releases have been pre-announced, the Company's business, financial condition and results of operations will be materially adversely affected.

     Software products as complex as those offered by the Company may contain errors that may be detected at any point in the products' life cycles. The Company has in the past discovered software errors in certain of its products and has experienced delays in shipment of products during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON DISTRIBUTORS

     The Company relies on distributors for licensing and support of its products outside of North America. Approximately 34%, 48%, 46%, 42% and 38% of the Company's revenue for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively, were attributable to sales made through distributors. The Company has also entered into a joint venture with Anam S&T Co., Ltd. ("Anam") pursuant to which the joint venture corporation (Summit Design Korea, Inc. ("Summit Asia")) acquired exclusive rights to sell, distribute and support all of the Company's products in the Asia-Pacific region, excluding Japan. Summit Asia has acted in such capacity since April 1, 1996. Prior to that date, Anam was an independent distributor of the Company's products. The Company is currently considering restructuring the ownership and responsibilities of Summit Asia. There can be no assurance that any restructuring would result in Summit Asia becoming profitable or that revenue attributable to sales in the Asia Pacific region, excluding Japan, would increase. During the first quarter of 1997, the Company entered into a distribution agreement with ATE Services Company, Ltd. ("ATE") pursuant to which ATE was granted exclusive rights to sell, distribute and support Summit's Visual Testbench products within Japan until October 1998, subject to the Company's ability to terminate the relationship if ATE fails to meet quarterly sales objectives. The agreement may also be terminated by either party for breach. In addition, in the first quarter of 1996, the Company entered into a three-year, exclusive distribution agreement for its SLDA products in Japan with Seiko Instruments, Inc. ("Seiko"). In the event Seiko fails to meet specified quotas for two or more quarterly periods, exclusivity can be terminated by Summit, subject to Seiko's right to pay a specified fee to maintain exclusivity. The agreement is renewable for successive five-year terms by mutual agreement of the Company and Seiko and is terminable by either party for breach. In March 1997, the Company entered into a three-year distribution agreement with Kanematsu USA Inc. ("Kanematsu") which granted Kanematsu exclusive distribution rights to see, distribute and support certain verification products in Japan. For the year ended December 31, 1996 and nine months ended September 30,1997, all sales of the Company's products in the Asia-Pacific region were through Seiko, Summit Asia, ATE and Kanematsu.

     There can be no assurance the relationships with Seiko, Summit Asia, ATE and Kanematsu will be effective in maintaining or increasing sales relative to the levels experienced prior to such relationships. The Company also has independent distributors in Europe and is dependent on the continued viability and financial stability of its distributors. Since the Company's products are used by skilled design engineers, distributors must possess sufficient technical, marketing and sales resources and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of distributors possess these resources. In addition, Seiko, Summit Asia, ATE and Kanematsu, as well as the Company's other distributors, may offer products of several different companies, including competitors of the Company. There can be no assurance that the Company's current distributors will continue to market or service and support the Company's products effectively, that any distributor will continue to sell the Company's products or that the distributors will not devote greater resources to products of other companies. The loss of, or a significant reduction in, revenue from the Company's distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

INTERNATIONAL SALES AND OPERATIONS

     Approximately 24%, 37%, 50%, 52% and 39% of the Company's revenue for the three months and nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, were attributable to sales made outside the United States. The decline in the percent of revenue from sales made outside the United States for the three and nine months ended September 30, 1997 is related primarily to domestic sales to one customer. The Company expects that international revenue will continue to represent a significant portion of its total revenue. The Company's international revenue is currently denominated in U.S. dollars. As a result, increases in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. The Company pays the expenses of its international operations in local currencies and does not engage in hedging transactions with respect to such obligations. International sales and operations are subject to numerous risks, including tariff regulations and other trade barriers, requirements for licenses, particularly with respect to the export of certain technologies, collectability of accounts receivable, changes in regulatory requirements, difficulties in staffing and managing foreign operations and extended payment terms. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and operations and, consequently, on the Company's business, financial condition and results of operations. In addition, financial markets and economies in the Asia Pacific region have been experiencing adverse conditions which could adversely affect demand for the Company's products in such region.

     In order to successfully expand international sales, the Company may need to establish additional foreign operations, hire additional personnel and recruit additional international distributors. This will require significant management attention and financial resources and could adversely affect the Company's operating margins. In addition, to the extent that the Company is unable to effect these additions in a timely manner, the Company's growth, if any, in international sales will be limited. There can be no assurance that the Company will be able to maintain or increase international sales of the Company's products, and failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH AND ACQUISITIONS

     Summit's ability to achieve significant growth will require it to implement and continually expand its operational and financial systems, recruit additional employees and train and manage current and future employees. Summit expects that any such growth will place a significant strain on its operational resources and systems. Failure to effectively manage any such growth would have a material adverse effect on Summit's business, financial condition and results of operations.

     On February 28, 1997, Summit completed its acquisition of TriQuest and on September 9, 1997, Summit completed its acquisition of SimTech. As a result of these acquisitions, Summit's operating expenses are expected to increase. There can be no assurance that the integration of TriQuest's and SimTech's business can be successfully completed in a timely fashion, or at all, or that the revenues from TriQuest and SimTech will be sufficient to support the costs associated with the acquired businesses, without adversely affecting Summit's operating margins. Any failure to successfully complete the integration in a timely fashion or to generate sufficient revenues from the acquired business could have a material adverse effect on Summit's business and results of operations. In addition, Summit regularly evaluates acquisition opportunities. Future acquisitions by Summit could result in potentially dilutive issuances of equity securities, the incurring of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect Summit's results of operations. Product and technology acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concern, risks of entering markets in which Summit has no or limited prior experience and potential loss of key employees of acquired companies. Summit's management has had limited experience in assimilating acquired organizations and products into Summit's operations. No assurance can be given as to the ability of Summit to integrate successfully any operations, personnel or products that have been acquired or that might be acquired in the future, and the failure of Summit to do so could have a material adverse effect on Summit's results of operations.

OPERATIONS IN ISRAEL

     The Company's research and development operations related to its SLDA products are located in Israel and may be affected by economic, political and military conditions in that country. Accordingly, the Company's business, financial condition and results of operations could be materially adversely affected if hostilities involving Israel should occur. This risk is heightened due to the restrictions on the Company's ability to manufacture or transfer outside of Israel any technology developed under research and development grants from the government of Israel as described in "--Israeli Research, Development and Marketing Grants." In addition, while all of the Company's sales are denominated in U.S. dollars, a portion of the Company's annual costs and expenses in Israel are paid in Israeli currency. These costs and expenses were approximately $4.3, $4.3 and $2.9 million in 1996, 1995 and 1994, respectively. Payment in Israeli currency subjects the Company to foreign currency fluctuations and to economic pressures resulting from Israel's generally high rate of inflation, which has been approximately 11%, 8% and 15% during 1996, 1995, and 1994, respectively. The Company's primary expense which is paid in Israeli currency is employee salaries for research and development activities. As a result, an increase in the value of Israeli currency in comparison to the U.S. dollar could increase the cost of research and development expenses and general and administrative expenses. There can be no assurance that currency fluctuations, changes in the rate of inflation in Israel or any of the other aforementioned factors will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, coordination with and management of the Israeli operations requires the Company to address differences in culture, regulations and time zones. Failure to successfully address these differences could be disruptive to the Company's operations.

     The Company's Israeli production facility has been granted the status of an "Approved Enterprise" under the Israeli Investment Law for the Encouragement of Capital Investments, 1959 (the "Investment Law") . Taxable income of a company derived from an "Approved Enterprise" is eligible for certain tax benefits, including significant income tax rate reductions for up to seven years following the first year in which the "Approved Enterprise" has Israeli taxable income (after using any available net operating losses). The period of benefits cannot extend beyond 12 years from the year of commencement of operations or 14 years from the year in which approval was granted, whichever is earlier. The tax benefits derived from a certificate of approval for an "Approved Enterprise" relate only to taxable income attributable to such "Approved Enterprise" and are conditioned upon fulfillment of the conditions stipulated by the Investment Law, the regulations promulgated thereunder and the criteria set forth in the certificate of approval. In the event of a failure by the Company to comply with these conditions, the tax benefits could be canceled, in whole or in part, and the Company would be required to refund the amount of the canceled benefits, adjusted for inflation and interest. There can be no assurance that the Company's Israeli production facility will continue to operate or qualify as an "Approved Enterprise" or that the benefits under the "Approved Enterprise" regulations will continue, or be applicable, in the future. The loss of, or any material decrease in, these income tax benefits could have a material adverse effect on the Company's business, financial condition and results of operations.

ISRAELI RESEARCH, DEVELOPMENT AND MARKETING GRANTS

     Summit's Israeli subsidiary has obtained research and development grants from the Office of the Chief Scientist (the "Chief Scientist") in the Israeli Ministry of Industry and Trade of approximately $232,000 and $608,000 in 1993 and 1995, respectively. As of September 30, 1997, the Company was obligated to pay back approximately $232,000 and $470,000 for the 1993 and 1995 grants, respectively. Such obligations are collateralized by all tangible and intangible assets of the Israeli subsidiary. The terms of the grants prohibit the manufacture of products developed under these grants outside of Israel and the transfer of the technology developed pursuant to these grants to any person, without the prior written consent of the Chief Scientist. The Company's Visual HDL for VHDL products have been developed under grants from the Chief Scientist and thus are subject to these restrictions. If the Company is unable to obtain the consent of the government of Israel, the Company would be unable to take advantage of potential economic benefits such as lower taxes, lower labor and other manufacturing costs and advanced research and development facilities that may be available if such technology and manufacturing operations could be transferred to locations outside of Israel. In addition, the Company would be unable to minimize risks particular to operations in Israel, such as hostilities involving Israel. Although the Company is eligible to apply for additional grants from the Chief Scientist, it has no present plans to do so. The Company also received a Marketing Fund Grant from the Israeli Ministry of Industry and Trade for an aggregate of $423,000. The grant must be repaid at the rate of 3% of the increase in exports over the 1993 export level of all Israeli products, until repaid. As of September 30, 1997, approximately $364,000 was outstanding under the grant.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends in large part on the continued service of its key technical and management personnel and its ability to continue to attract and retain highly-skilled technical, sales and marketing and management personnel. The Company has entered into employment agreements with certain of its executive officers, however, such agreements do not guarantee the services of these employees and do not contain noncompetition provisions. Competition for personnel in the software industry in general, and the EDA industry in particular, is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key personnel or that it will be successful in attracting and retaining other qualified technical, sales and marketing and management personnel in the future. The loss of any key employees or the inability to attract and retain additional qualified personnel may have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not carry "key person" life insurance on any of its key personnel. The Company recently hired a new Vice President of Worldwide Marketing & Sales and several new sales persons. The Company's future success will depend in part on the ability of these new persons to rapidly and effectively transition into their new positions. Additions of new personnel and departures of existing personnel, particularly in key positions, can be disruptive and can result in departures of additional personnel, which could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company's success depends in part upon its proprietary technology. The Company relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures, licensing arrangements and technical means to establish and protect its proprietary rights. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and corporate partners, and limits access to, and distribution of, its software, documentation and other proprietary information. In addition, the Company's products are protected by hardware locks and software encryption techniques designed to deter unauthorized use and copying. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently.

     The Company provides its SLDA products to end-users primarily under "shrink-wrap" license agreements included within the packaged software. In addition, the Company delivers certain of its verification products electronically under an electronic version of a "shrink-wrap" license agreement. These "shrink-wrap" license agreements are not negotiated with or signed by the licensee, and thus may not be enforceable in certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology.

     The Company could be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows, the functionality of products in its industry segment overlaps and an increasing number of software patents are granted by the United States Patent and Trademark Office. There can be no assurance that a third party will not claim such infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. Failure to protect its proprietary rights or claims of infringement could have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBLE VOLATILITY OF STOCK PRICE

     The stock markets have experienced price and volume fluctuations that have particularly affected technology companies, resulting in changes in the market prices of the stocks of many companies which may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock. In addition, factors such as announcements of technological innovations or new products by the Company or its competitors, market conditions in the computer software or hardware industries and quarterly fluctuations in the Company's operating results may have a significant adverse effect on the market price of the Company's Common Stock.

                               USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale from time to time of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                            SELLING STOCKHOLDERS

     The following table sets forth as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder beneficially owned as of such date, the number of shares of Common Stock owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby. Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.


                                                        Shares     Shares Which May     Shares Beneficially Owned
                                                     Beneficially be Sold Pursuant to      After Offering(3)
                                                                                        -------------------------
            Selling Stockholder                         Owned(1)   this Prospectus(2)   Number        Percent
------------------------------------------------     ------------ -------------------   ------        -------
Brian D. Alleyne................................           1,530          1,377            153              *
Barry Financial, LLC............................          29,102         26,192          2,910              *
Carl Otto Bruning III...........................           4,244          3,820            424              *
Benjamin Leonard and Theresa M. Butler..........           1,530          1,377            153              *
Stephen Butler(4)...............................          59,193         20,196         38,997              *
Sujata Chadha...................................             900            810             90              *
Herbert V. Criscito.............................          29,102         26,192          2,910              *
Ashwina and Hema A. Doshi.......................           1,474          1,327            147              *
Rajiv Dutta(5)..................................          16,626          5,345         11,281              *
Nancy D. Ege....................................           1,800          1,620            180              *
Tracy Fang(6)...................................             630            405            225              *
Dennis Favero...................................           6,001          5,401            600              *
Dennis V. and Christine Favero..................           6,601          5,941            660              *
Steve Fenstermaker(7)...........................             630            405            225              *
The Fluegel Trust...............................          58,882         52,994          5,888              *
Agnes M. and Smith M. George....................           3,600          3,240            360              *
David S. George.................................          28,004         23,165          4,839              *
Douglas Glader..................................           1,800          1,620            180              *
Martin J. and Gabrielle F. Goff.................           2,910          2,619            291              *
James J. Harrison...............................           7,275          6,548            727              *
Frederick and Sheila Hoar.......................             900            810             90              *
Christopher James...............................          12,002         10,802          1,200              *
David & Annette Jorgenson Revocable Trust.......          14,402         12,962          1,440              *
Shrikanth Kattemalalavadi.......................           1,800          1,620            180              *
Nand S. Kumar(8)................................          46,890         41,632          5,258              *
Sanjay Lall.....................................          14,551         13,096          1,455              *
Jeffrey L. and Kathryn R. Langner...............             900            810             90              *
Larry LeDoux....................................           3,000          2,700            300              *
Pravin K. Madhani...............................           3,812          3,562            250              *
The Marren Trust................................           9,001          8,101            900              *



                                                        Shares     Shares Which May     Shares Beneficially Owned
                                                     Beneficially be Sold Pursuant to      After Offering(3)
                                                                                        -------------------------
            Selling Stockholder                         Owned(1)   this Prospectus(2)   Number        Percent
------------------------------------------------     ------------ -------------------   ------        -------
Maura A. Murphy..................................            291            262             29              *
Patricia A. Murphy...............................            436            393             43              *
Petermeier Living Trust..........................          1,800          1,620            180              *
The Pickard Family Trust.........................         16,277         14,650          1,627              *
John Rizzi.......................................          2,355          2,120            235              *
Joseph D. and Elizabeth M. Rizzi Family Trust....         49,596         44,637          4,959              *
Jayanta Roy (9)..................................         62,270         45,557         16,713              *
Suzanne Rizzi....................................          2,355          2,120            235              *
Namrata Sajwan...................................          1,800          1,620            180              *
Ramprasad Shastry................................         12,025         10,823          1,202              *
Andrew T. Sheehan................................         14,582         13,124          1,458              *
Robyn Sherman....................................            120            108             12              *
Sururaj Singh....................................          1,260          1,134            126              *
Tarunraj Singh...................................            540            486             54              *
Roger V. Smith...................................         11,776         10,599          1,177              *
Vasu Subbiah.....................................            540            486             54              *
Sunrise Capital Fund I, LLC......................         18,003         16,203          1,800              *
Murli Mohan Thirumale............................          1,260          1,134            126              *
Thomas A. Thampy.................................          7,501          6,751            750              *
Tite Tolerance, Inc..............................          7,275          6,548            727              *
Jan Ho Van Schuyver..............................            900            810             90              *
Lawrence A. Vivolo...............................          2,350          2,115            235              *
Daryl Vorne......................................          1,800          1,620            180              *
Richard A. and Dianna S. Vorne...................          1,800          1,620            180              *
Mervyn P. Winston................................          2,355          2,120            235              *
Michael J. Yates.................................          120              108             12              *
                                                         -------        -------        -------        --------
           Total                                         590,479        475,457        115,022             --


---------------------------------------
*  Indicates less than one percent.
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Does not include 54,146 shares of Common Stock beneficially owned by the Selling Stockholders that are subject to an escrow pursuant to the Reorganization Agreement (the "Escrowed Shares"). Such escrow will expire on February 28, 1998 to the extent no claims on the escrow are outstanding. A number of shares equivalent to the Escrowed Shares have been included in this Registration Statement, but they are not included in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares offered by the individual Selling Stockholders.

(3)   Assumes the sale of all Common Stock offered hereby.
(4) Mr. Butler was the Company's Vice President, Business Development from February 28, 1997 to July 4, 1997.
(5) Includes 8,688 shares issuable upon exercise of stock options as of April 1, 1998.
(6) Includes 180 shares issuable upon exercise of stock options as of April 1, 1998.
(7) Includes 180 shares issuable upon exercise of stock options as of April 1, 1998.
(8) Includes 5,251 shares issuable upon exercise of stock options as of April 1, 1998 and 13,291 shares subject to repurchase by the Company.

(9) Includes 11,652 shares issuable upon exercise of stock options as of April 1, 1998 and 11,393 shares subject to repurchase by the Company.

                                    PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge the shares of Common Stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company has advised the Selling Stockholders that the anti-manipulation rules set forth in Regulation M under the Exchange Act may apply to sales of the Shares in the market and to the activities of the Selling Stockholders and its affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of the shares of Common Stock registered hereunder is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

     The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective for the earlier of (i) such time as all of the Shares can be sold by the Selling Stockholders in a three-month period in accordance with Rule 144 or
(ii) two years following February 28, 1997, the effective date of the TriQuest Merger. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such period; however, at such time, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.

                                    EXPERTS

     The financial statements and financial statement schedule for the companies listed below and incorporated by reference in this Prospectus have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing:

     (a) Consolidated balance sheets of Summit Design, Inc. and subsidiaries, as of December 31, 1995 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the related financial statement schedule;

     (b) Balance sheets of TriQuest Design Automation, Inc. as of December 31, 1995 and 1996 and the statements of operations, stockholders' equity and cash flows for the period from inception, February 15, 1995, to December 31, 1995, and the year ended December 31, 1996.

     (c) Balance sheets of Simulation Technologies Corp. as of December 31, 1995 and 1996 and June 30, 1997 and the statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996 and the six months ended June 30, 1997.

------------------------------------------------------------------------------
------------------------------------------------------------------------------
    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

      ----------------------------------------------------------

                           TABLE OF CONTENTS

                                                           PAGE
                                                           ----
Available Information.................................      2
Incorporation of Certain
  Documents By Reference..............................      2
The Company...........................................      3
Forward-Looking Statements............................      3
Risk Factors..........................................      4
Use Of Proceeds.......................................     11
Selling Stockholders..................................     11
Plan of Distribution..................................     13
Legal Matters.........................................     14
Experts...............................................     14

------------------------------------------------------------------------------
------------------------------------------------------------------------------


------------------------------------------------------------------------------
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                             SUMMIT DESIGN, INC.





                               529,603 SHARES

                                     OF

                                COMMON STOCK





                           ----------------------

                                 PROSPECTUS

                           ----------------------








                           _________________, 1998

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                          PART II

                         INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and filing of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


 SEC registration fee.......................................  $  1,550
 Legal fees and expenses....................................     8,000
 Accounting fees and expenses...............................     7,500
 Miscellaneous expenses.....................................  --------
 Total....................................................... $ 17,050
                                                              --------
                                                              --------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Amended and Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     The Company has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Company's Amended and Restated Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company.

     The Company has obtained directors and officers insurance providing indemnification for certain of the Company's directors, officers, affiliates, partners or employees for certain liabilities.


ITEM 16.  EXHIBITS.

    2.1 Agreement and Plan of Reorganization dated as of February 17, 1997 (INCORPORATED HEREIN BY REFERENCE TO EXHIBIT 2.1 TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K FILED MARCH 14, 1997).
    5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
    23.1  Consent of Independent Accountants.
    23.2  Consent of Counsel (included in Exhibit 5.1).

    24.1* Power of Attorney.

------
*Previously filed with the initial filing of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

A.   UNDERTAKING PURSUANT TO RULE 415.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   UNDERTAKING IN RESPECT OF INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on this 29th day of January 1998.

                                   SUMMIT DESIGN, INC.

                                   By:   /s/  Larry J. Gerhard
                                      ----------------------------------------
                                          Larry J. Gerhard
                                          President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons on the 29th day of January 1998 in the capacities indicated.

        SIGNATURE                                  TITLE
-------------------------    -------------------------------------------------


  /s/ Larry J. Gerhard       Chairman of the Board, President and Chief
-------------------------    Executive Officer (PRINCIPAL EXECUTIVE OFFICER)
      Larry J. Gerhard


  /s/  C. Albert Koob        Vice President, Finance, Chief Financial Officer
-------------------------    and Secretary (PRINCIPAL FINANCIAL AND
       C. Albert Koob        ACCOUNTING OFFICER)


             *               Director
-------------------------
       Amihai Ben-David


             *               Director
-------------------------
       William V. Botts


             *               Director
-------------------------
       Steven P. Erwin


             *               Director
-------------------------
       Barbara M. Karmel


* By:  /s/ Larry J. Gerhard
       ---------------------
           Larry J. Gerhard
           Attorney-in-Fact

                             INDEX TO EXHIBITS
                             -----------------


Exhibit
 Number                         Description
--------   --------------------------------------------------------------------
   2.1 Agreement and Plan of Reorganization dated as of February 28, 1997 (INCORPORATED HEREIN BY REFERENCE TO EXHIBIT 2.1 TO THE REGISTRANT'S CURRENT REPORT ON FORM 8-K FILED FEBRUARY 21, 1997).

   5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.

  23.1     Consent of Independent Accountants.

  23.2     Consent of Counsel (included in Exhibit 5.1).


  24.1*    Power of Attorney.

------
*Previously filed with the initial filing of this Registration Statement.